Exhibit 10.2

JOINT VENTURE AGREEMENT

This Agreement is made and entered into as of December 6, 2009 by and between SenCer Inc. (“SenCer”), and General Automotive Company, Inc. (“GA”).

1. SenCer is a ceramic technology development and manufacturing company that has developed certain technology that has potential application in the automotive and home heating and appliance industries.

2. GA is a Securities and Exchange Commission reporting and publicly traded automotive parts importing and distribution company that has the potential ability to distribute the technology developed and manufactured by SenCer.

3. The parties were previously parties to a joint venture agreement for the development and marketing of certain aspects of the SenCer technology. SenCer and GA have by written corporate action declared the SenCer/GA joint venture agreement null and void. Because SenCer and GA were unable to attract sufficient funding for purposes of moving that joint venture forward, they have agreed to terminate the prior joint venture between them and instead form a new company, GreenCell, Incorporated (“GC”) for among other reasons, to obtain sufficient funding. The parties have also caused SenCer to execute a Technology License Agreement to GC, which is attached hereto as Exhibit “A”.

4. GC will be set up as a for profit corporation under Florida law with an initial 3 member board composed of Dan Valladao, David Burt, and Sam Reeder, each of which will serve for a 2 year term. The certificate of incorporation and bylaws of GC, as appropriate, shall provide that board members may not be removed without the affirmative vote of 75% of the shareholders authorized to vote at a duly called shareholder meeting.

5. GC will be capitalized with approximately 30,000,000 shares issued and outstanding (100,000,000 authorized). Up to 10,000,000 shares will be offered for sale to accredited investors at 10 cents per share, to raise an initial amount of up to $1,000,000 in conformity with: (a) state blue sky laws: (b) the federal securities laws; (c) offers and sales being made in conformity with an appropriate securities exemption under the federal securities laws, including a prohibition against any general solicitation or advertising; and (d) the terms of the subscription agreement signed by subscribers. If a minimum of $150,000 is not raised within 60 days from the date hereof, this Agreement may be cancelled by either party.

6. Jim Byrd (or his company) and Jim Painter (or his company) will be engaged separately as consultants to GC, under mutually acceptable consulting agreements. Byrd will provide consulting to GC in the areas of strategic business growth and development; Painter will provide consulting in the areas of investor relations and shareholder relations. Byrd and Painter, or their respective entities, shall each be issued 2,800,000 shares of GC for their services. Additionally, 400,000 shares shall be issued to Frederick Lehrer, Esq. for all SEC and related legal work.

7. SenCer and GA shall be issued ten million seven hundred and fifty thousand shares (10,750,000) each. The stipulated and agreed value of these shares, and thus the license rights and services, shall be par value, or 1 penny per share.

8. Dan Valladao shall be Chief Executive Officer of GC, and David Burt shall be Chief Technology Officer. Dan Valladao shall receive a salary of $5,000 per month for his work as Chief Executive Officer. Dan Valladao shall sign a 3 year employment agreement. David Burt shall sign an employment agreement as Chief Technology Officer in substantially the same form as Dan Valladao’s employment agreement, with an initial base salary of 2,500 per month. Both employment agreements will start January 1, 2010, and will be subject to termination on 90 days notice. The employment agreements will be subject to periodic review by GC’s Board of Directors.

9. SenCer and GA will contribute their respective technical and marketing expertise to GC.

10. SenCer and GA shall execute such other agreements or assignments as necessary to fully effectuate this Agreement. This Agreement is governed under Florida Law and may not be modified or amended without written consent of both parties. This Agreement contains the entire agreement between the parties with regard to the matters set forth herein.

11. This agreement and the other agreements referred to in Section 10 above shall be subject to the approval of the parties’ respective boards of directors.

Wherefore, intending to be legally bound, the parties have executed this Agreement this 6th day of December, 2009.

General Automotive Company, Inc.		SenCer, Inc.

By:	/s/ Dan Valladao	By:	/s/ David Burt
Dan Valladao, CEO		David Burt, President